Exhibit 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS SECOND QUARTER 2014 RESULTS

Record Quarterly VIMOVO® Sales Generate >$5.4 Million Royalty

Chapel Hill, N.C., August 7, 2014 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the second quarter and first half ended June 30, 2014.

Corporate Highlights

•	POZEN reported net income of $3.0 million for the second quarter and, based upon current projections, expects to be profitable for the year.

•	Royalty revenue from VIMOVO® (naproxen / esomeprazole magnesium) for Q2 2014 was $5.4 million, an increase of $0.9 million over the prior quarter and $3.8 million over Q2 of 2013.

•
POZEN announced that the resubmission of the New Drug Application (NDA) for PA8140/PA32540 was submitted to the U.S. Food and Drug Administration (FDA), and has been accepted for review. The FDA indicated the NDA would be treated as a Class 2 resubmission with a new user fee goal date of December 30, 2014.

•
POZEN remains committed to controlling expenses and recorded an expense reduction of $1.2 million compared to Q2 2013. As part of the expense control, the Company has reduced its R&D staff and other costs and will continue to reduce costs not required to support the ongoing business activities.

•
Horizon Pharma, Inc., which acquired rights to market VIMOVO in the United States from AstraZeneca in November 2013, announced that it was verbally notified by CVS Caremark and Express Scripts, Inc. that VIMOVO would no longer be on their formularies and will be placed on their exclusion lists effective January 1, 2015.  Horizon estimates that approximately 20-30% of VIMOVO prescriptions could be impacted by these decisions.  While Horizon believes it has a strategy to mitigate the effect on VIMOVO sales, POZEN’s royalty revenue from net sales of VIMOVO beginning in 2015 may be negatively affected. POZEN receives a 10% royalty on net sales of VIMOVO sold by Horizon in the United States, with guaranteed annual minimum royalty payments of $5 million in 2014, and $7.5 million each year thereafter, provided that the patents owned by POZEN which cover VIMOVO are in effect and no generic forms of VIMOVO are on the market.

•
In May 2014, as part of its intended acquisition of Treximet® (sumatriptan / naproxen sodium) from GlaxoSmithKline (GSK), Pernix Therapeutics Holdings, Inc. (Pernix) granted POZEN a warrant to purchase 500,000 shares of Pernix common stock at an exercise price of $4.28.  The common stock underlying the warrants will be registered by Pernix with the Securities and Exchange Commission and will be exercisable from the closing date of the acquisition until February 28, 2018.  If the acquisition is not completed, the warrants will be cancelled. Previous restrictions on POZEN’s right to develop and commercialize additional certain dosage forms of sumatriptan / naproxen combinations outside of the United States and use of the approved U.S. New Drug Application will be eliminated upon closing of Pernix’s transaction with GSK.

Second Quarter Results

For the second quarter of 2014, POZEN reported total revenue of $7.4 million, resulting from $5.4 million VIMOVO royalty and $2.0 million from the amortization of the $15 million upfront fee for the licensing of PA.  POZEN is amortizing the remaining upfront fee through March 2015.  For the second quarter of 2013, the Company reported total revenue of $1.7 million, all from VIMOVO royalty.

Operating expenses for the second quarter of 2014 totaled $4.4 million, as compared to $5.7 million for the comparable period in 2013. The decrease in operating expenses in the second quarter of 2014 was primarily a result of having fewer staff, reduced patent litigation costs and lower PA related costs.

The Company reported net income of $3.0 million, or $0.09 per share on a diluted basis for the second quarter of 2014, compared to net loss of $(4.0) million, or $(0.13) loss per share, for the second quarter of 2013.

Six Month Results

For the first half of 2014, POZEN reported total revenue of $15.0 million, resulting from $10.0 million VIMOVO royalty and $5.0 million from the amortization of the $15 million upfront fee for the licensing of PA.  For the first half of 2013, the Company reported total revenue of $3.1 million, all from VIMOVO royalty.

Operating expenses for the first half of 2014 totaled $9.1 million, as compared to $12.9 million for the comparable period in 2013. The decrease in operating expenses in the first half of 2014 was primarily a result of having paid the PA PDUFA fee in the first half of 2013 and the strategic decision to reduce staffing and to not undertake new development projects unless fully funded by a partner.

The Company reported net income of $5.9 million, or $0.18 per share on a diluted basis for the first half of 2014, compared to net loss of $(9.8) million, or $(0.32) loss per share, for the first half of 2013.

Balance Sheet

At June 30, 2014, cash and cash equivalents totaled $31.8 million.  Accounts receivable totaled $5.5 million.

2014 Strategic Direction

For 2014, the Company’s areas of strategic focus are: obtaining FDA approval for PA8140/PA32540; transitioning all licensed know-how relating to PA in the United States and fulfilling all contractual obligations to Sanofi US; completing study PA10040-102, an additional Phase 1 pharmacodynamics study; preparing the regulatory filing document for PA product candidates in the European Union; finding partners for the PA and Treximet assets in ex-U.S. territories; and controlling expenses.  We have made the strategic decision to not start new development programs that are not fully funded by a partner.  As a result, we have reduced our staff to fifteen employees and plan to make future reductions.  Our board of directors and management team continue to explore potential ways to return value to our stockholders, including future cash distributions when we accumulate surplus cash as a result of receiving milestones and royalties from our commercial partners.

Second Quarter Results Webcast

POZEN will host a webcast to present second quarter 2014 results and management’s outlook on Thursday, August 7, 2014 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA8140, containing 81 mg of aspirin, and PA32540, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Sanofi US for the sales and marketing of PA8140/PA32540 in the United States, if approved, and our dependence on Patheon for the manufacture of PA8140/PA32540; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.
Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2014	2013	2014	2013
Revenue:
Royalty revenue	$5,419,306	$1,651,000	$9,967,982	$3,066,000
Licensing revenue	2,000,000	—	5,000,000	—
Total revenue	7,419,306	1,651,000	14,967,982	3,066,000
Operating expenses:
Selling, general and administrative	2,500,223	3,713,032	5,323,741	7,347,076
Research and development	1,926,392	1,941,346	3,754,270	5,525,286
Total operating expenses	4,426,615	5,654,378	9,078,011	12,872,362
Other income:
Interest and other income,net	6,766	15,382	14,177	40,434
Net income / (loss) attributable to common stockholders	$2,999,457	$(3,987,996)	$5,904,148	$(9,765,928)

Basic net income / (loss) per common share	$0.10	$(0.13)	$0.19	$(0.32)

Shares used in computing basic net income / (loss) per common share	31,022,557	30,403,670	30,883,261	30,370,034

Diluted net income / (loss) per common share	$0.09	$(0.13)	$0.18	$(0.32)

Shares used in computing diluted net income / (loss) per common share	32,604,123	30,403,670	32,458,718	30,370,034

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$31,790,885	$32,827,732
Accounts receivable	5,481,316	1,673,000
Prepaid expenses and other current assets	491,418	794,665
Total current assets	37,763,619	35,295,397
Equipment, net of accumulated depreciation	29,625	38,979
Total assets	$37,793,244	$35,334,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$442,280	$1,500,671
Accrued compensation	1,514,468	3,132,468
Accrued expenses	888,938	1,655,212
Deferred revenue	6,257,300	11,257,300
Total current liabilities	9,102,986	17,545,651

Total stockholders’ equity	28,690,258	17,788,725
Total liabilities and stockholders’ equity	$37,793,244	$35,334,376

# # #